EXHIBIT 99.1

United-Guardian Reports Record Sales and Earnings

HAUPPAUGE, N.Y., Aug. 9, 2011 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported today that, for the first time in the company's history, quarterly sales exceeded $4 million, increasing by $325,747 (8.7%) over last year's second quarter, with earnings matching the previous quarterly record high of $0.27 per share. For the first six months of the year net income was up 39% over the first six months of 2010 on sales of $7.7 million.

Ken Globus, President of United-Guardian, stated, "We are very pleased to report that earnings for the first half of 2011 reached a new high of $0.52 per share. This was primarily the result of a significant increase this year in demand for our personal care products. We also resumed sales of our most important pharmaceutical product, RENACIDIN IRRIGATION, which had been temporarily suspended for several months due to supply problems. Those problems have now been resolved, and the resumption of these sales, along with the strong demand for our personal care products, has resulted in our reaching quarterly sales of over $4 million for the first time ever. With some exciting new products under development we expect our sales to continue to increase, and we remain optimistic that this will be our best year ever, despite the continuing worldwide economic problems."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2011 and JUNE 30, 2010
(UNAUDITED)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2011	2010	2011	2010

Net sales	$ 4,060,299	$ 3,734,552	$ 7,702,348	$ 7,311,467

Costs and expenses	2,329,076	2,953,703	4,310,812	4,986,319

Income from operations	1,731,223	780,849	3,391,536	2,325,148

Other income	83,817	132,876	149,887	225,146

Income before income taxes	1,815,040	913,725	3,541,423	2,550,294

Provision for income taxes	590,400	289,201	1,150,600	829,926

Net Income	$ 1,224,640	$ 624,524	$ 2,390,823	$ 1,720,368

Earnings per common share
(Basic and Diluted)	$ 0.27	$ 0.13	$ 0.52	$ 0.35

Weighted average shares – basic and diluted	4,596,439	4,819,516	4,596,439	4,882,627

** Additional financial information can be found at the company's web site at www.u-g.com.**
CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900